Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Westmoreland Coal Company:
          We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-90847, 33-33620, 333-56904, 333-66898, 333-142132, and 333-106852) of our reports dated March 28, 2008, with respect to the consolidated balance sheets of Westmoreland Coal Company and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedules I and II, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Westmoreland Coal Company.
          Our audit report dated March 28, 2008 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficit, and a net capital deficiency that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are described in note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
          Our audit report refers to a change in the method for accounting and reporting for share-based payments effective January 1, 2006, the method of accounting for deferred overburden removal costs effective January 1, 2006, the method of accounting for pension and other postretirement benefits effective December 31, 2006, and the method of quantifying misstatements effective January 1, 2006. Our report also refers to a change in the method of accounting for workers’ compensation benefits effective January 1, 2005.
          Our report dated March 28, 2008, which expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria, contains an explanatory paragraph that states that management identified and included in its assessment material weaknesses related to electronic spreadsheets that impact the Company’s financial reporting, census data used to calculate postretirement medical benefit obligation, and the accounting for one of the Company’s stock based compensation plans.
KPMG LLP
Denver, Colorado
March 28, 2008